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                                                                     EXHIBIT 8.1



                                 June 18, 1996

Board of Directors
BJ Services Company
5500 Northwest Central Drive
Houston, Texas  77092

         Re:     BJ Services Company
                 Offering of $125,000,000 7% Series B Notes Due 2006 (the "Exchange Notes")

Gentlemen:

                 We have acted as counsel for BJ Services Company (the "Company") in connection with the Company's Registration Statement on Form S-4 (No. 333-02287) (the "Registration Statement") relating to the registration under the Securities Act of 1933, as amended (the "Securities Act"), of the offering (the "Exchange Offer") of up to $125,000,000 principal amount of 7% Series B Notes due 2006 to be offered in exchange for up to $125,000,000 aggregate principal amount of the Company's 7% Series A Notes due 2006 currently outstanding (the "Existing Notes").

                 We have reviewed the information contained in the Registration Statement under the caption "Certain Federal Income Tax Consequences." It is our opinion that such information is correct to the extent that it constitutes matters of law or legal conclusions and that, based upon the considerations stated under such caption, there will be no United States federal income tax consequences to United States holders exchanging the Existing Notes for the Exchange Notes pursuant to the terms of the Exchange Offer. Pursuant to the provisions of Rule 436(a) of the rules and regulations of the Securities and Exchange Commission under the Securities Act, we hereby consent to the inclusion of this letter as an exhibit to the Registration Statement and to our being named as an expert with respect to tax matters therein.

                                        Very truly yours,


                                        Andrews & Kurth L.L.P.
                                        4200 Texas Commerce Tower
                                        Houston, Texas 77002